Exhibit 10.26

AMENDMENT TO
CONVERTIBLE PROMISSORY NOTES AND NOTE PURCHASE AGREEMENT

This Amendment to Convertible Promissory Notes and Note Purchase Agreement (this “Amendment”) is effective as of December 15, 2025 (the “Effective Date”), by and between SharonAI, Inc., a Delaware corporation (the “Company”), and YA II PN, Ltd., a Cayman Islands exempt limited company (the “Investor”).

RECITALS

A. The Company has issued to and for the benefit of the Investor that certain Convertible Promissory Note dated July 15, 2025, for the Original Principal Amount of $500,000, and that certain Convertible Promissory Note dated October 1, 2025, for the Original Principal Amount of $2,000,000, each as amended by that certain First Amendment to Convertible Promissory Notes dated October 21, 2025 (the “First Note” and the “Second Note,” respectively, and together, the “Notes,” and each, a “Note”);

B. The Company and the Investor have entered into that certain Note Purchase Agreement dated July 15, 2025 (the “Note Purchase Agreement,” and together with the Notes, the “Agreements,” and each, an “Agreement”); and

C. The Company and the Investor desire to amend the Agreements pursuant to the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. Unless otherwise defined in this Amendment, all capitalized terms herein shall have the meanings ascribed to them in the Note Purchase Agreement or the Notes and if such Agreements do not consistently define such term, the order of precedence shall first be the definition in the Note Purchase Agreement, then the First Note and then the Second Note.

2. Consideration. The parties agree that the consideration for this Amendment consists of the mutual benefits arising from the modifications set out below.

3. Delay and Suspension and Repayment. During the period starting on the Effective Date and ending on January 20, 2026 (the “Suspension Period”), (A) the following obligations of the Company shall be suspended: (a) the obligation to assign the Notes to SharonAI Holding, Inc. (“Holdings”), (b) the obligation to cause Holdings to assume the Note or enter the SEPA, and (c) the obligation to make any payments to the Investor under the Notes, and (B) the Investor shall not: (a) convert either Note into Common Shares, or (b) have any obligations to make any further Pre-Paid Advances; in each such case provided that the Company strictly complies with the covenants set forth in Section 4 of this Amendment. The Company agrees that upon the expiration or termination of the Suspension Period (unless the Notes are repaid in full as provided in Section 4 of this Amendment), the suspension of the obligations and payments due to be performed under any of the Agreements that may have arose during the Suspension Period shall be in full force and effect upon the termination of the Suspension Period.

4. Covenants of the Company. The Company shall pay to the Investor the following:

4.1. an initial payment within 4 business days of the date of this Amendment of $350,000, which is comprised of (a) $263,636 of Principal of the Second Note; (b) a Redemption Premium in respect of such Principal in the amount of $26,364; and (c) $60,000 of accrued and unpaid interest on the Notes (representing all accrued and unpaid interest as of December 11, 2025);

4.2. a final payment on or before the expiration of the Suspension Period in an amount equal to the aggregate of the following as of the date of such payment: (a) the outstanding Principal of each Note; (b) a Redemption Premium in respect of such Principal amount; (c) the accrued and unpaid Interest of each Note; and (d) a $250,000 fee, which aggregate payment shall be in complete payment and satisfaction of all amounts owed and other obligations under all of the Agreements and the Agreements shall terminate and be of no further effect upon the Company making such payment and none of the parties, nor any of their respective successors in interest or permitted assigns, shall have any further rights or obligations or any continuing liability under the Agreements after such payment is made by the Company.

5. Acknowledgement of Obligations. The Company hereby acknowledges, confirms, and agrees that as of the date hereof, the Company is indebted to the Investor under the Notes in an amount equal to $2,500,000 of Principal plus $60,000 of interest that has accrued thereon (as of December 11, 2025). The Company hereby acknowledges, confirms and agrees that: (a) each of the Agreements to which it is a party has been duly executed and delivered to the Investor and each continues in full force and effect as of the date hereof, subject to the modifications and amendment set forth herein, and (b) the agreements and obligations of the Company contained in such documents and in this Amendment constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

6. Binding Agreement. All of the terms and provisions of this Amendment shall be binding upon each party hereto and their respective successors and assigns, and shall inure to the benefit of each party hereto and their respective successors and assigns.

7. Counterparts. This Amendment may be executed in multiple counterparts and transmitted by facsimile, by electronic mail in portable document format (“PDF”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a party’s signature, with each such counterpart, facsimile or PDF signature constituting an original and all of which together constituting one and the same original.

8. Continuing Validity. Except as expressly modified by this Amendment, the terms and conditions of the Notes will remain unchanged and in full force and effect, and are expressly incorporated by reference in this Amendment. In the event of a conflict between the terms of this Amendment and either Note, the terms of this Amendment will prevail.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

COMPANY:		INVESTOR:

SharonAI Inc.		YA II PN, Ltd.

By:	/s/ Wolfgang Schubert	By:	Yorkville Advisors Global, LP
Name:	Wolfgang Schubert	Its:	Investment Manager
Title:	CEO
			By:	Yorkville Advisors Global II, LLC
			Its:	General Partner

			By:	/s/ Matt Beckman
			Name:	Matt Beckman
			Title:	Manager